Exhibit 99.2
Report of Independent Accountants on Compliance with
Specified Retail Receivable Servicing Standards
To the Board of Directors of VW Credit, Inc. and
Citibank, N.A., Indenture Trustee:
Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2005-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer, dated November 16, 2005.
We have examined management’s assertion about VW Credit Inc.’s (the “Company”) compliance with the applicable servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2008 included in the accompanying management assertion (see Exhibit II). Management is responsible for the Company’s compliance with those specified servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified servicing standards.
In our opinion, management’s assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2008 is fairly stated, in all material respects.
/s/Virchow Krause & Co., LLP
Southfield, Michigan
March 30, 2009

Exhibit I
Specified Retail Receivable Servicing Standards
Advances
▪	Funds of the servicing entity shall be advanced in accordance with the Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2005-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC as Seller, and VW Credit, Inc., as Servicer, dated November 16, 2005.
Loan Finance Receivable Payments
▪	Retail finance receivable payments shall be deposited into the servicer’s bank account within two business days of receipt.

▪	Retail finance receivable payments shall be made in accordance with the borrower’s loan documents, shall be posted to the applicable borrower’s records within two business days of receipt.

▪	Retail finance receivables payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the borrower’s loan documents.

▪	Retail finance receivables payments identified as loan payoffs shall be allocated in accordance with the borrower’s loan documents.
Disbursements
▪	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.
▪	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.
Investor Accounting and Reporting
▪	The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance serviced by the servicing entity.
Delinquencies
▪	Servicer should maintain records that document collection efforts during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and rescheduling plan in cases where delinquency is deemed temporary (e.g. illness or unemployment).

Exhibit II
Management’s Assertion Concerning Compliance with
Specified Retail Receivable Servicing Standards
March 19, 2009
Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Auto Loan Enhanced Trust 2005-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, and VW Credit, Inc., as Servicer dated November 16, 2005.
Ladies and Gentlemen:
As of and for the year ended December 31, 2008, VW Credit, Inc. and its subsidiaries (the “Company”) have complied in all material respects with the applicable specified servicing standards related to retail receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

/s/ Kevin Kelly

Kevin Kelly,
President, VW Credit, Inc.

/s/ Andrew Stuart

Andrew Stuart,
Executive Vice President and CFO, VW Credit, Inc.

/s/ Dennis Tack

Dennis Tack
Controller, VW Credit, Inc.